Exhibit 4.2

AMENDMENT NO. 1 DATED AS OF FEBRUARY 14, 2005
TO RIGHTS AGREEMENT
BETWEEN SYBASE, INC. AND THE AMERICAN STOCK TRANSFER AND TRUST
COMPANY

     WHEREAS Sybase, Inc. (the “Company”) and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agent”), entered into the Rights Agreement dated as of July 31, 2002 (the “Rights Agreement”); and

     WHEREAS the Board of Directors of the Company has directed certain officers of the Company to prepare, execute and deliver this Amendment No. 1 (the “Amendment”) to the Rights Agreement in order to facilitate a Rule 144A transaction and make certain other changes; and

     WHEREAS Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in any respect without approval of the holders of rights prior to the Distribution Date (as therein defined); and

     WHEREAS the Distribution Date has not occurred; and

     WHEREAS the Board of Directors of the Company authorized and approved this Amendment at its meeting on February 14, 2005; and

     WHEREAS the Company deems it desirable to amend the Rights Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, the parties hereto hereby agree as follows:

     1. Amendment to Definition. Section 1(d) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(d) A Person shall be deemed the “BENEFICIAL OWNER” of and shall be deemed to “BENEFICIALLY OWN” any securities:

     (i) that such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation); provided, however, that a Person shall not be deemed pursuant to this Section 1(d)(i) to be the Beneficial Owner of, or to Beneficially Own, any securities of the Company:

          (A) acquired by underwriters and selling group members pursuant to a customary underwriting agreement with the Company or customary agreements among underwriters and selling group members in a bona fide public offering, or

          (B) acquired by the initial purchasers directly from the Company with the intent of reselling such securities to qualified institutional buyers pursuant to Rule 144A, to investors outside of the U.S. pursuant to Regulation S or to other institutional investors;

     (ii) that such Person or any of such Person’s Affiliates or Associates has

          (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed pursuant to this Section 1(d)(ii)(A) to be the Beneficial Owner of, or to Beneficially Own:

               (1) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or

               (2) securities that a Person or any of such Person’s Affiliates or Associates may be deemed to have the right to acquire pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of its Affiliates or Associates) if such agreement has been approved by the Board of Directors of the Company prior to there being an Acquiring Person, or

               (3) securities acquired pursuant to a customary underwriting agreement with the Company or customary agreements among underwriters and selling group members in a bona fide public offering, or

               (4) securities acquired by the initial purchasers directly from the Company with the intent of reselling such securities to qualified institutional buyers pursuant to Rule 144A, to investors outside of the U.S. pursuant to Regulation S or to other institutional investors; or

          (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed pursuant to this Section 1(d)(ii)(B) to be the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security:

               (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act, and

               (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

     (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding, whether or not in writing for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(d)(ii)(B)) or disposing of any securities of the Company; provided, however, that in no case shall:

          (A) an officer or director of the Company be deemed the Beneficial Owner of:

               (1) any securities beneficially owned by another officer or director of the Company solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Company, or

               (2) any securities held of record by the trustee of any employee benefit plan of the Company or any Subsidiary of the Company for the benefit of any employee of the Company or any Subsidiary of the Company, other than the officer or director, by reason of any influence that such officer or director may have over the voting of the securities held in the plan; or

          (B) an underwriter or selling group member be deemed to be the “Beneficial Owner” of any securities acquired pursuant to a customary underwriting agreement with the Company or customary agreements among underwriters and selling group members in a bona fide public offering, or

          (C) an initial purchaser be deemed to be the “Beneficial Owner” of any securities acquired by the initial purchasers directly from the Company with the intent of reselling such securities to qualified institutional buyers pursuant to Rule 144A, to investors outside of the U.S. pursuant to Regulation S or to other institutional investors.”

     2. No Other Changes. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

     3. Direction of Company. This amendment is in compliance with the terms of Section 27 of the Rights Agreement and pursuant to such Section 27, the Company directs the Rights Agent to execute this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SYBASE, INC.
By:	/s/ DANIEL R. CARL

Name:	Daniel R. Carl

Title:	Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Rights Agent
By:	/s/ HERBERT J. LEMMER

Name:	Herbert J. Lemmer

Title:	Vice President